March 4, 2011

ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, Wisconsin 53051
Re:	Registration Statement on Form S-3 Filed by ZBB Energy Corporation

Ladies and Gentlemen:

We have acted as counsel to ZBB Energy Corporation, a Wisconsin corporation (the “Company”), in connection with the issuance of 800,000 shares of common stock of the Company, $0.01 par value per share (the “Securities”), pursuant to the terms of that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of January 21, 2011 among Tier Electronics LLC (f/k/a DCDC Acquisition Company LLC), TE Holdings Group, LLC (f/k/a Tier Electronics LLC), Jeffrey Reichard and the Company in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the Securities Act, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, the Company initially filed with the Commission a Registration Statement on Form S-3 (the “Registration Statement”) on January 31, 2011 relating to, among other things, the potential resale of the Securities.

In our capacity as counsel to the Company in connection with the registration for resale of the Securities, we have examined:  (i) the Registration Statement; (ii) the Company’s Articles of Incorporation, as amended, and Amended and Restated By-Laws; (iii) the Purchase Agreement; (iv) certain resolutions of the Corporation’s Board of Directors; (v) certain corporate documents and records, certificates of public officials and certificates of officers of the Corporation; and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized, validly issued, fully paid and non-assessable.

ZBB Energy Corporation
March 4, 2011

The foregoing opinions are limited to the laws of the United States and the State of Wisconsin, including the statutory provisions, all applicable provisions of the Constitution of the State of Wisconsin and reported judicial provisions interpreting these laws, each as in effect on the date on which the Commission declares the Registration Statement effective (the “Effective Date”), and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein. The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the Effective Date, and we undertake no obligation to advise you of any changes in applicable laws after the Effective Date or of any facts that might change the opinions expressed herein that we may become aware of after the Effective Date.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not admit that we are experts, or within the category of persons whose consent is required under Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.